Exhibit 99.2

STREAMLINE HEALTH, INC.

Moderator: Randy Salisbury

12-12-13/4:00 pm CT

Confirmation # 1173639

STREAMLINE HEALTH, INC.

Moderator: Randy Salisbury

December 12, 2013

4:00 pm CT

Operator:  Good day everyone and welcome to the Streamline Health Third Quarter Earnings conference call. Today’s conference is being recorded.

At this time I would like to turn the conference over to Mr. Randy Salisbury, Communications Investor Relations. Please go ahead sir.

Randy Salisbury:  Thank you for joining us to review the financial results of Streamline Health Solutions for third quarter of fiscal year 2013 which ended October 31, 2013.

As the conference call operator indicated my name is Randy Salisbury. And I manage communications and investor relations here at Streamline Health Solutions.

Joining me on the call today are Bob Watson, President and Chief Executive Officer and Nick Meeks, Senior Vice President and Chief Financial Officer.

At the conclusion of today’s prepared remarks we will open the call for a question and answer session.

If anyone participating on today’s call does not have a full text copy of the press release you can retrieve it from the company’s Web site at streamlinehealth.net or at numerous financial Web sites.

Before we begin with prepared remarks we submit for the record the following statement. Statements made by the management team of Streamline Health Solutions during the course of this conference call that are not historical facts are considered to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those reflected in the forward-looking statements included herein.

Please refer to the company’s press releases and filings made with US Securities & Exchange Commission including our most recent Form 10K and 1Q reports for more information about these risks, uncertainties and assumptions and other factors.

Participants on this call are cautioned not to place undue reliance on these forward-looking statements which reflect management’s analysis only as of the date hereof.

The company undertakes no obligation to publicly revise these forward looking statements.

On this call the company will discuss non-GAAP financial measures such as adjusted EBITDA. Please refer to our earnings release for reconciliation of such non-GAAP measures to the most comparable GAAP measure.

Management uses certain non-GAAP measures to evaluate and monitor the ongoing financial performance of our operations.

These non-GAAP measures do not include any items of income and expense that effect operations and other companies may calculate these non-GAAP measures differently.

With that said let me turn the call over to Bob Watson, President and Chief Executive Officer. Bob?

Bob Watson:  Thank you Randy and good morning to all of you participating on today’s call. Thank you for your time today for your continued interest in and support of our company.

As stated in our press release on November 14, 2013 in which we provided our preliminary Q3 financial results we continue to build our SAS and reoccurring maintenance and support revenue streams.

During the quarter our sales organization was successful in its effort to shift a large license transaction and its quarterly forecast to a SAS delivery model sales opportunity.

We expect that contract to close in the current quarter.

As a company we continue to embrace and emphasize with our clients and net new sales prospects the benefits of acquiring our solutions by way of our SAS delivery model.

That said with the movement of a sizable potential license sale to SAS revenue for the quarter was $6.7 million.

Our bookings in the third quarter were up 23% sequentially which continues to be a positive trend for our business.

Bookings plus renewals in the third quarter were approximately $10 million. Our indirect sales channel strategy paid a dividend in the quarter as we gained a significant contract from a client of one of our distribution partners.

We also closed a significant multiyear maintenance and support renewal in the quarter with a large multi facility client.

We think this is particularly worth noting given that the client conducted a complete review of all of their technology providers and chose to keep only a few of their existing partners of which we were one.

More on the specifics of our quarterly performance in a minute but as I have done in these quarterly calls during 2013 I’d like to take some time to review another of our key strategic objectives from our five year plan.

You may recall at the beginning of the fiscal year we completed a five year strategic plan detailing our key areas of strategic focus and that we would discuss our strategic initiatives as appropriate throughout the year.

The first one of these strategic areas of focus was solutions optimization which we worked quickly to bring to market in Q1 with internal resources.

This solution provides enhanced post-implementation support to ensure that our analytics clients maximize their return on investment.

Since initializing this endeavor we have had six clients sign up for this solution. Last quarter I reviewed our second strategic objective and that was our intention to develop and deliver a solution in the area of clinical analytics in Q1 2014.

Since we last spoke we have made major progress towards this strategic objective as evidenced by our announcement in late October of an exclusive 15 year licensing agreement with Montefiore Medical Center, Bronx, NY to commercialize their clinical analytics platform that has been successfully in use at Montefiore since 2002.

We think this asset is a critical component of our analytics and population health management strategy and will materially accelerate the development of our entire analytics solution suite.

During the quarter we also successfully began managing a multiyear contract with the Bronx RHIO, a Health Information Exchange.

Our Clinical Analytics platform has been deployed as a core platform of the RHIO and enable providers throughout the Bronx to access critical patient information across multiple healthcare providers as part of a strategy to deliver high quality medical care to all of the residents of the Bronx.

The platform allows healthcare providers to assemble all of the clinical data available from the multiple care delivery points in the Bronx including lab results, ambulatory encounters and prior acute care visits.

This deep rich clinical information assists caregiver by allowing them to draw actionable conclusions on demand.

This real-time access to the clinical history across multiple care settings is designed to improve patient care, safety and clinical outcomes.

With the Clinical Analytics platform in our portfolio we believe we are well positioned to commercially deliver a market changing clinical analytics solution in the first quarter of next year as we discussed last quarter.

The third objective from our five year plan is to provide our clients and sales prospects with patient access solutions.

The definition of patient access solution is by design fairly broad but includes scheduling, insurance verification and propensity to pay as possible components of this offering.

Based on our belief that payment models are changing and that there will be increased economic pressure on the consumer as part of this change and that healthcare providers will enter into risk based or outcome based payment contracts with insurers we believe it will be more important for healthcare providers to be able to assess and utilize any information available about a patient at the access point into their health system.

This access point could be a scheduling event or simply a registration or omission event. The information gathered as a patient initializes engagement with a health system is a critical step in the process of triggering our entire analytics platform both clinical and financial.

As payments models change our clients and prospects are joining or developing accountable care organizations where they assume some degree of economic risk and have to clinically manage a population of patients.

We believe being able to offer a solution at the point where a patient first engages with a healthcare provider regardless of the care setting is critical to delivering those healthcare providers prospective clinical and financial intelligence about that patient.

In essence a patient access solution would trigger our clinical analytics and population management capabilities to deliver actionable knowledge and predictive analytics to care providers prior to the clinical encounter.

A solution like this could drive a healthcare provider’s ability to manage a patient in a care pathway that may lead to better quality outcomes, lower readmission rates and improvements in the provider’s overall clinical and operational efficiency all of which impacts their operating margins.

We plan to go to market with his third objective in fiscal year 2014 because we believe that the marriage of improved clinical outcomes with financial margin management is important to our clients and prospects in this environment of changing reimbursement models.

Before we turn into this quarter’s financial results I want to take this time to thank those of you participated in our recent public offering.

As you know we completed a follow-on public offering of 3.45 million shares of our common stock priced at $6.50 that generated net proceeds to the company of $20,750,000.

I am pleased to report that the offering was oversubscribed and many of our current institutional shareholders took part in the secondary offering.

Your continued support is greatly appreciated and does not go unnoticed by the company.

Returning to this quarter’s financial results I want to remind everyone that we projected at the beginning of the year that our coding solutions or Collabera sales would occur more in the second half of the year which we are seeing and that they would be weighted to a perpetual license model rather than our SAS based model.

This has largely been the case. For example as you know there was a multimillion dollar Collabera of perpetual license contract in late Q2 of this fiscal year.

However as we move sales prospects through the sales pipeline in the last three months our teams have been very successful in converting potential perpetual license opportunities to the SAS delivery model opportunities.

This is clearly the desired outcome as we are committed to building this company for the long run. It is also a better delivery model for our clients at a time when capital access continues to be more constrained for them.

That change in revenue mix however has affected our topline revenue forecast for the balance of fiscal year 2013 and 2014 as well.

Therefore last month we provided updated financial guidance for fiscal year 2013 revenue in the range of $29 million to $31 million. And we offered our first look at projected spending for fiscal 2014 in the range of $35 million to $37 million based on an organic growth rate of 20%.

This fiscal year 2014 projection does not reflect any potential revenue for inorganic growth options.

As we said earlier revenue for the quarter was $6.7 million. Approximately 80% of that revenue is recurring of which 34% is SAS revenue.

New contract bookings were $6.5 million in the quarter — 125% increase as compared to Q3 of fiscal year 2012. Further those new contract bookings were an increase of 23% over Q2 of this year.

We continue to invest in our sales organization. And as we move into 2014 we expect the sales organization to grow by approximately 20%.

Our backlog at quarter end was $55 million — up from $48.7 million in Q3 last year and up from $51.9 million in the previous quarter.

This is a 13% increase over the prior year and a 6% increase over Q2 of this year.

And finally as with last quarter I want to remind everyone that most of our implementation timing is driven by our clients.

And given the many demands their ID departments are facing we are rarely able to move as quickly as we wish we could.

We continue to see this resource issue among our clients and it continues to have a negative impact on our revenue recognition.

I mentioned last quarter that we were understaffed in our implementation department. But that is no longer the case.

We have hired new associates and are now at full headcount. It also bears noting that for Q3 and likely continuing through Q1 of 2014 we will see some negative margin impact on our maintenance and support line as we provide our clients with the inversion upgrades to comply with the forthcoming ICD-10 change.

These inversion upgrades are included in our support agreements and therefore are not billable. This primarily impacts our AccessAnywhere and Collabera clients and will over time reduce our own direct costs of support as clients are standardized on the same version.

This is a key component of our strategy to seek margin improvement as we scale this enterprise.

I will now turn the call over to Nick Meeks, our CFO to review more of the specifics of the third quarter with you. Nick?

Nick Meeks:  Thank you Bob and good afternoon everyone. I’d like to review some factors underlying the financial results for the quarter ending October 31, 2013.

Adjusted EBITDA for the quarter was $0.6 million compared with $1.6 million in the same quarter of last fiscal year.

Let me start by noting that during this period last year we experienced a trough in hiring and a peak in vacancy which had a positive effect in our adjusted EBITDA for that quarter.

So turning to operating expenses for this third quarter three items deserve special mention. First we began recording consulting expenses related to our SOX compliance effort.

Second we made substantive investments in our quota carrying sales force. And third we closed the GAAP in implementation associate hiring — a shortfall that Bob mentioned in last quarter’s conference call.

Moving now to non-operating expenses let me speak to two items that contributed significantly to our net loss in the quarter.

Similar to our most recent quarters we incurred a charge of approximately $400,000 to mark to market outstanding warrant liability on our balance sheet.

And as stated in our press release on November 14 we completed the final announced settlement with Interpoint Partners — an acquisition we made in December of 2011.

The settlement expense of $4.1 million was comprised of three parts — a $1.3 million cash payment, a $900,000 note maturing over three years and 400,000 common shares of streamlined stock which had a $2 per share nominal value as defined in the original purchase agreement but which accounting standards dictated that we mark to market after this quarter.

We will subsequently mark those shares to market in January when they’re issued and that will be the final accounting event for this earn-out.

Finally I want to comment on our cash balance. We ended the quarter with $4.3 million of cash on the balance sheet.

This number is net of a $3 million payment related to clinical analytic software transaction with Montefiore Medical Center that was announced during Q3.

Absent that investment our cash balance would have been $7.3 million — up $1.9 million in the third quarter.

As I mentioned in our first quarter earnings call when I had just taken the CFO role our company would improve its cash balance every quarter for the remainder of fiscal year ‘13. I’m pleased to report that we are doing just that.

As Bob already mentioned after the quarter close we conducted a successful follow-on offering completed on November 27 generating net proceeds to the company of $20,750,000 in cash. Clearly these numbers do not include those cash proceeds.

That concludes my remarks about the third quarter of this fiscal year. I will now turn the call back over to Bob Watson our CEO. Bob?

Bob Watson:  Thanks Nick. As we’ve noted today and in prior calls we will continue to focus on the long term strength and stability of our revenue stream by driving whenever possible our sales contracts to the SAS model and when renewing our maintenance and support agreements for perpetual license clients to make those agreements long term as well.

We will continue to seek incremental revenue in bookings from cost selling our solutions into our existing clients.

In fact subsequent to the end of Q3 we cross sold our analytics solution to a longtime client of our enterprise content management solution or AccessAnywhere.

Cross-selling will continue to be an important part of our growth and momentum especially as we add new clients via acquisition.

Our cross-sell teams have done well however we believe the runway for growth from this avenue remains significant.

In terms of our net new clients our analytics solution suite is driving opportunity for growth. We materially expanded that solution during the quarter with the addition of the Clinical Analytics solution discussed earlier.

Overall our analytics suite continues to gain demonstrable traction with sales prospects that are seeking to improve their decision making based on the actionable knowledge we can deliver them by mining their financial and their clinical data.

As I said before we believe that health care organizations seek actionable knowledge, not just information. And our solutions give them the actionable knowledge to enable them to perform better both clinically and financially.

In closing I want to thank our entire team of associates for their hard work, results and support of management’s strategic plan.

We have seen our teams grow and mature during this fiscal year. The knowledge we have learned this year positions us well as we move into 2014.

As I have said before this is not a sprint. This is a marathon. We are still in the first 10 kilometers of the race.

I will now turn the call over to the operator for our question and answer session. Operator?

Operator:  Thank you very much. If you’d like to ask a question please press Star 1 on your telephone keypad.

If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment.

Once again if you have a question its Star 1. We’ll take our first question from Matt Hewitt with Craig-Hallum Capital Group.

Matt Hewitt:  Good afternoon gentlemen. Thank you for taking our questions.

Bob Watson:  Thanks Matt ((inaudible)).

Matt Hewitt:  First one for me the deal that you are able to convert at the end of the third quarter from perpetual licenses to SAS could you give us a little bit of color as far as who that customer is, the - I mean I don’t know if you’re willing to give us the size of that opportunity. Any details I guess would be helpful?

Bob Watson:  So a give you what I can give you obviously. The client or potential client is a nontraditional buyer which frankly in my own view is probably a reason we had to late in the game shift from SAS, from perpetual license to SAS.

You know, the other part of that transaction when it switches like that in the last three or four days of the quarter it takes a while to redo the legal work.

We’re negotiating that agreement now. We’re in several turns of it. As I said earlier prepared remarks we expect that agreement to close this quarter.

Matt Hewitt:  Okay great. Thank you.

The Clinical Analytics licensing agreement I guess eventually become an acquisition but the licensing agreement how quickly do you think that you can get that integrated with the rest of your analytics platform? And what kind of demand are you anticipating for that offering?

Bob Watson:  So we’re - our plan is to finalize our go to market planning in January and train our sales organization in January and start to move forward with sales on a solution in the third quarter of fiscal 2014.

That said, you know, there’s a as you know, you follow the market, so there’s tremendous activity around alternative care organizations, to risk based payment contracts. We need to drive clinical information to the front end of the care process.

And so we think, you know, that it should be a pretty significant as I said in the call for us, I think a market changing (jump) for us as we go into 2014.

Matt Hewitt:  Okay. Maybe a couple more for me and then I’ll hop back into queue. Could you provide a little bit of an update on the Collabera suite?

Obviously, you know, it’s been a hot topic this year. We know it’s going live October 1. We know that hospitals are behind the curve as far as getting systems implemented and ready to go.

But as you talk to customers what are you hearing from them as far as their desire to get that implemented as quickly as possible?

And as it relates to you obviously you’ve got a full implementation team it sounds like now. How quickly can you flip the switch and get them the systems they need?

Bob Watson:  You know, it’s interesting, I think I said this on prior calls and I think it’s worth noting first that I think if an organization hasn’t started deployment of computer assisted coding by now it’s unlikely that the computer assisting coding component will be online by 10-1 because of (the team).

That said we publicly announced a month or two ago a concurrent dual coding solution which essentially allows the case to be (coded) in 9. The codes for 10 are suggested to the coder and then the coder has to make the decision as opposed to the computer making the decision.

You know, we think those types of offerings that are essentially bridges to solving the problem are critical given the fact that the decision making by many of the hospitals has been delayed for any number of reasons, internal resource constraints, acknowledgment that there - that they didn’t have the resources to take on the challenges or something like that.

So it - from our standpoint we think that the market for the Collabera suite is not a Y2K problem. I mean this is an opportunity where the potential growth for us plays out well into 2015 as well because people just aren’t going to be ready.

Matt Hewitt:  Okay. All right one more for me and then I’ll hop back in the queue.

Bob Watson:  Sure.

Matt Hewitt:  You mentioned some nice additions to sales headcount and implementation headcount. Where does your sales team stand today? Obviously it sounds like you’re going to add 20% to that next year. But where does it stand today?

Bob Watson:  You know, I think we’re approaching what I would consider to be our full pool in terms of sales. We actually just hired someone else today.

So that theme continues to mature. We’ve been pretty pleased with our ability during the last quarter to fill in for the two planned and the two departures that we talked about in the last call. One was planned and one was unplanned.

And we continue to be able to attract we think a sales team that’s comes with a positive track record and a level of maturity that differentiates us from our competitors. So we’re pretty pleased where we’re at in that process.

Matt Hewitt:  And is it - where are you sitting today number-wise?

Bob Watson:  You know, we’re somewhere between 12 and 13...

Matt Hewitt:  Okay.

Bob Watson:  ...moves around a little bit. And just because of puts and takes. But the entire sales marketing organization itself is 16. We’re talking about quota carrying in the earlier number but we’re about 16 people in the sales and marketing organization today.

Matt Hewitt:  Okay great. Thank you. I’ll hop back into queue.

Bob Watson:  You’re welcome.

Operator:  Once again it’s Star 1 to ask a question. We’ll take our next question from Frank Sparacino from First Analysis.

Frank Sparacino:  Hi guys, just wanted to start with ICD-10 in terms of the earlier comment about the negative impact on the maintenance and support side of things.

And just wondered if you could elaborate a little bit more in terms of what’s required on your side, you know, above obviously upgrading the systems for ICD-10.

But does that suggest that you have additional staff or what investments do you need to make in order to get your clients up?

Bob Watson:  Yes so we’ve made those investments during the quarter and I think in terms of headcount investment. So anyone who is a client of our - any of our core solutions inside the Collabera suite in certain of our access any clients were we provide them coding workflows those mainly port agreements require that we upgrade them to be compatible with ICD-10, not computer assisted coding, not concurrent dual coding but that their current version of software is compatible with the ICD-10 code.

So there’s some level of work. You know, we probably have at least a dozen or so of those projects in process at the moment. And, you know, that will continue - that number of projects will increase through at least the first quarters of 2015 which creates a little bit of a margin drag as I said in the prepared remarks on our maintenance and support line.

That said at the end of that process we should have some consistency in terms of version control. And everybody will be on the same platform so that we should then easily return back to our traditional margins in that area. So it’s a near term three quarter kind of impact kind of thing.

Frank Sparacino:  And can you quantify at all Bob, I mean is it, you know, 100 basis points what’s the extent of the impact?

Bob Watson:  You know it’s - let me think about this. Let me be precise here. So, you know, if our margins in that business are, you know, we’re probably talking about probably 100 basis points kind of number I think you’re probably in the ballpark.

Frank Sparacino:  Okay.

(Crosstalk)

Frank Sparacino:  And then just lastly sorry go ahead...

Bob Watson:  What I was going to say is I give you all try to give you a little more clarity when we do the Q4 call in a couple months from now. But I don’t think it’s going to be any worse than 100 basis points impact.

Frank Sparacino:  Okay. Fair enough. And then lastly I just wanted to kind of dig in. So, you know, if we look at obviously bookings this year from a SAS perspective are going to be down significantly from the prior year, you know, which was very strong.

But, you know, other than that I’m just trying to figure out exactly, you know, what’s happened on the opportunity anywhere side of things this year versus last year as to why we’ve see in the momentum slow in that business?

Bob Watson:  You know I think it’s - I think there has been some momentum slowness. But again I don’t think it’s driven by anything other than decision cycle lengthening for our clients.

I mean this is a very big difficult time for health systems Frank. I mean they’re, you know, they’re faced with trying to decide what to do about ICD-10.

We got a little bit of good news around the pushing out of the meaningful use phase 2 and 3.

You know, I think what we’ve seen is that the opportunities in the pipeline continue to, you know, analytics continues to represent more than 50% of our pipeline and continues to grow as the pipeline grows.

I think the decision cycles have gotten a little longer. And I don’t think that’s reflective of anything other than the fact that the amount of noise and pressure that CFOs are under today it’s a really difficult time to be a hospital CFO.

And the road they’re facing in front of them is quite complicated. And so any slowdown in that particular solution is primarily reflective I think of that pressure.

The other thing we’ve seen too is that in 2012 the average terms were 60 months. We’re seeing a shortening of terms just because of competitive pressure from a competitor so meaning that our competitors are offering shorter term arrangements we pretty much stuck on the five year term backed up to the four year terms this year which has an impact on bookings.

Frank Sparacino:  Okay great. Thank you.

Operator:  And again it’s Star 1 to ask a question. We’ll take a follow-up from Matt Hewitt with Craig-Hallum Capital Group.

Matt Hewitt:  Just a follow-up on the acquisitions. You had previously discussed in your press release. You’ve got one that you are expecting to close this quarter.

Have you been able to garner any additional details for us on the second one? I think that that one was a little bit more vague. Just trying to understand the opportunity there when you think that may close. Is that potentially a Q4 event or do you think that may be more likely Q1?

Bob Watson:  I think it’s most likely a Q1 event. The challenge on that particular acquisition and the reason, you know, we were provided less information is we’re still awaiting audited financial statements.

There - the company had not gone through an audit process. They’re in the middle of it now. And as you can imagine for a relatively young company going through an audit process for the first time can be a little bit complicated.

And but from a timing perspective, you know, it’s, you know, a Q1 opportunity for us.

Matt Hewitt:  Okay. And the - remind me but I think the first acquisition which should close this quarter was sold as a perpetual license.

I would expect that you are - you’d be - you will be able to convert that to a SAS offering. How quickly can you do that? How quickly can you get that integrated in with the rest of your platform?

Bob Watson:  You know, again as we did with Meda so if we - if you go back to August 2012 Meda is primarily a perpetual license business.

They had some term licenses but for all intents and purposes it was a licensed business as opposed to a - any other delivery model.

It took our sales organization, you know, the better portion of a 14 months to reposition the buyers in the pipeline to consider those solutions on a SAS basis.

The - in that particular case the technology effort of development effort to move that platform to SAS most of that work had been done by the prior management team. So the real development effort around Meda has been integrating it to the other solutions.

As it relates to the proposed first acquisition again you have a situation where it’s a relatively mature company.

Their solutions are deployed in clients that actually at the client site they essentially deploy it as if it was SAS based so that the actual development work to make it available in a SAS model is not a significant amount of work.

The real work is around integrating that solution with AccessAnywhere, Collabera, and the Opportunity Anywhere Suite which today includes the Clinical Analytics from Montefiore.

So there is some work. It’s, you know, I think in our own development cycle as it did with Meda you’re looking at a nine to 12 month development cycle to get it integrated. In the meantime the solutions will be sold as is.

I think it’s important to note as we highlighted in our investor presentations posted is that certain number of the current clients of acquisition number one are current clients of streamline.

And in effect that gives us a large lab to do the integration work. In many of those cases we’re taking feeds from that particular solution today.

So some of the work’s - a lot of - some of the work’s been done. So it’s a really quite positive outcome for us.

Matt Hewitt:  Okay great. Thank you very much for the update.

Bob Watson:  You’re welcome.

Operator:  And at this time there are no further questions in the phone queue.

Bob Watson:  Well thank you all for joining us today and we appreciate your continued support and interest in Streamline. We’ll look forward to talking to you at the end of the next quarter. Thank you.

Operator:  This does conclude today’s conference. We thank you for your participation.

END